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                                  EXHIBIT 21.1

Subsidiaries of the Company:

Name                                                    State of Incorporation
- ----                                                    ----------------------

MFP, Inc.                                                       Tennessee
RF Scientific Transportables, Inc.                              Alabama
SAH Acquisition Corporation                                     Tennessee
Broadcast, Cable and Satellite Technologies, Inc.               Texas

The following corporation is a subsidiary of Broadcast, Cable and Satellite Technologies, Inc.:

Urban Broadcasting Systems, Inc.                                Texas